Filed Pursuant to Rule 433

Registration No. 333-184736

Free Writing Prospectus

To Prospectus dated November 2, 2012 and

Preliminary Prospectus Supplement dated November 12, 2013

$400,000,000

FMC Corporation

4.100% Senior Notes due 2024

November 12, 2013

Pricing Term Sheet

Issuer:	FMC Corporation
Security:	4.100% Senior Notes due 2024
Size:	$400,000,000
Maturity Date:	February 1, 2024
Coupon:	4.100%
Interest Payment Dates:	Each February 1 and August 1, commencing February 1, 2014
Price to Public:	99.840%
Benchmark Treasury:	UST 2.500% due August 15, 2023
Benchmark Treasury Price and Yield:	97-22+; 2.770%
Spread to Benchmark Treasury:	+135 bps
Yield:	4.120%
Make-Whole Call:	T+20 bps
Par Call:	On or after November 1, 2023
Expected Settlement Date:	November 15, 2013 (T+3)
CUSIP/ISIN:	302491AS4 / US302491AS46
Ratings:	Moody’s—Baa1 (Positive Outlook) S&P—A- (Stable Outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	BNP Paribas Securities Corp. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:

TD Securities (USA) LLC

ANZ Securities, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

J.P. Morgan Securities LLC

KBC Securities USA, Inc.

Lloyds Securities Inc.

RBS Securities Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.